                                    Exhibit 2.1

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER, is made and entered into as of this 28 day of December, 1999, by and between Nogatech, Inc., a California corporation ("Nogatech California" or the "Disappearing Corporation") and Nogatech, Inc., a Delaware corporation ("Nogatech Delaware" or the "Surviving Corporation" and, together with Nogatech California, the "Constituent Corporations").

                                 R E C I T A L S

                  A. Nogatech California is a corporation organized and existing under the laws of California with its principal place of business at 5201 Great America Parkway, Santa Clara, California.

                  B. Nogatech Delaware is a corporation organized and existing under the laws of Delaware with its principal place of business at 5201 Great America Parkway, Santa Clara, California, and was formed for the purpose of reincorporating Nogatech California in the State of Delaware.

                  C. The board of directors of the Constituent Corporations deem it desirable and in the best interest of such Constituent Corporations and their shareholders that Nogatech California be merged with and into Nogatech Delaware pursuant to the provisions of the California Corporations Code and the Delaware General Corporation Law in order that the transaction qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

                  In consideration of the mutual covenants, and subject to the terms and conditions set forth in this Agreement, the Constituent Corporations agree as follows:

                                A G R E E M E N T

                  1. THE MERGER. Upon the terms and subject to the conditions hereof, Nogatech California shall merge with and into Nogatech Delaware, in accordance with the relevant provisions of the California Corporations Code and the Delaware General Corporation Law and the parties hereto shall take any other actions required by law to make the merger effective.

                  Following the merger, Nogatech Delaware, with all its purposes, objects, rights, privileges, powers and franchises, shall continue, and Nogatech California shall cease to exist.

                  2. EFFECTIVE DATE OF THE MERGER. The effective date of the merger shall be the date upon which the requisite documents are filed with the Secretary of State of California and the Secretary of State of Delaware (the "Effective Date").

                  3. TERMS AND CONDITIONS. On the Effective Date, the separate existence of Disappearing Corporation shall cease, and the Surviving Corporation shall succeed to all the rights, privileges, immunities, and franchises, and all the property, real, personal, and mixed, of the Disappearing Corporation without the necessity for any separate transfer. The Surviving Corporation shall, after the Effective Date, be responsible and liable for all liabilities and obligations of the Disappearing Corporation, and neither the rights of creditors nor any liens on the property of the Disappearing Corporation shall be impaired by the merger.

                  4. CONVERSION. On the Effective Date, by virtue of the merger and without any further action on the part of the Disappearing Corporation or the Surviving Corporation or the holder of any of the following securities, (i) each issued and outstanding share of the common stock of the Disappearing Corporation shall be converted into and become one fully paid and nonassessable share of common stock, $0.001 par value, of the Surviving Corporation; and (ii) each issued and outstanding share of the Series A Convertible Preferred Stock of the Disappearing Corporation shall be converted into and become one fully paid and nonassessable share of Series A Convertible Preferred Stock, $0.001 par value, of the Surviving Corporation. After the Effective Date of the merger, each holder of certificates for shares of common stock and Series A Convertible Preferred Stock in the Disappearing Corporation shall surrender them to the Surviving Corporation or its appointed agent, in the manner as the Surviving Corporation shall legally require. On receipt of the share certificates, the Surviving Corporation shall issue and exchange therefor certificates for shares of common stock and Series A Convertible Preferred Stock, as applicable, in the Surviving Corporation, representing the number of shares of that stock to which the holder is entitled as provided above. The share of Common Stock of the Surviving Corporation outstanding immediately prior to the effective time of the merger shall be cancelled on the Effective Date.

                  5. CERTIFICATE OF INCORPORATION. The certificate of incorporation of the Surviving Corporation, as in effect immediately prior to the merger, shall continue to be its certificate of incorporation following the Effective Date.

                  6. BYLAWS. The bylaws of the Surviving Corporation as in effect immediately prior to the merger shall continue to be its bylaws following the Effective Date.

                  7. DIRECTORS AND OFFICERS. The directors and officers of the Surviving Corporation on the Effective Date shall continue as the directors and officers of the Surviving Corporation for the full and unexpired terms of their offices and until their successors have been elected or appointed and qualified.

                  8. TAX CONSEQUENCES. It is intended that the merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" for the purposes of Section 368 of the Code.

                  9. TERMINATION. This Agreement may be terminated at any time prior to the Effective Date, whether before or after approval of the matters presented in connection with the merger by the stockholders of Nogatech California or Nogatech Delaware, or by action of the Board of Directors of Nogatech California. In the event of the termination and abandonment of this Agreement pursuant to this Section 9, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders.

                  10. AMENDMENT. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective boards of directors, at any time before or after approval of the matters presented in connection with the merger by the stockholders of Nogatech California or Nogatech Delaware, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

NOGATECH, INC., a                              NOGATECH, INC., a
California Corporation                         Delaware Corporation

By: /s/ Arie Heiman                           By: /s/ Yaron Garmazi
   ---------------------------------             -----------------------------
             (Signature)                                  (Signature)

 Arie Heiman, Chief Executive Officer             Yaron Garmazi, Secretary
---------------------------------------        --------------------------------
      (print name and title)                        (print name and title)


                                       3